UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2013

MUELLER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6770	25-0790410
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8285 Tournament Drive Suite 150 Memphis, Tennessee		38125
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (901) 753-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 9, 2013, Mueller Industries, Inc. (the “Company”) sold its Schedule 40 pressure plastic fittings product line along with certain drain, waste and vent (“DWV”) fittings manufacturing assets to Boat Equipment, LLC (the “Purchaser”), a private, closely held company. Simultaneously, the Company entered into a lease agreement with the Purchaser to continue to manufacture and distribute Schedule 40 pressure plastic fittings through a transition period that may extend into 2014. The total sale price is $66.2 million, of which $61.2 million was received at closing and $5.0 million will be paid at the end of the pressure plastic fittings transition period. At the end of the transition period, the Company will cease manufacturing Schedule 40 pressure plastic fittings. The Company’s Schedule 40 pressure plastic fittings product line is an immaterial component of its consolidated financial results. The Asset Purchase Agreement related to the sale described above, dated August 9, 2013, by and among the Purchaser, MCTP, LLC, Mueller Plastics Corporation, Inc. and the Company, is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Mueller will continue to be a manufacturer and supplier of DWV pipe and fittings. The Company extended its DWV fittings third party supply agreement to complement its product offering with purchased products that the Company does not competitively manufacture. This supply agreement was originally entered into after the majority of the Company’s DWV fittings manufacturing assets were destroyed in the 2011 fire at its Wynne manufacturing campus. The extended supply agreement has an initial five year term.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Asset Purchase Agreement, dated August 9, 2013, by and among Boat Equipment, LLC, MCTP, LLC, Mueller Plastics Corporation, Inc. and Mueller Industries, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MUELLER INDUSTRIES, INC.

Dated: August 9, 2013	By:	/s/ Gary C. Wilkerson
Name: Gary C. Wilkerson
Title: Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated August 9, 2013, by and among Boat Equipment, LLC, MCTP, LLC, Mueller Plastics Corporation, Inc. and Mueller Industries, Inc.